Exhibit 99.1

NEWS RELEASE

Westell Technologies Board of Directors Elects Fared Adib
as New Director

AURORA, Ill. - July 9, 2014 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of intelligent site management, in-building wireless, cell site optimization, and outside plant solutions, today announced that the Board of Directors has elected Fared Adib as a new Director, increasing the Board size by one.

With a distinguished history of leading product innovation and strategic partnerships, Mr. Adib has held various executive-level roles at leading technology companies. Mr. Adib is currently the Global Head of Telecom Partnerships at Google Inc., where he is responsible for furthering efforts around the Android ecosystem with telecom and OEM partners globally. Previously, Mr. Adib was the Global Chief Product and Innovation Officer at Softbank Mobile and Sprint Corporation, where he led global product strategy, product management, procurement, and marketing. Mr. Adib also held a variety of executive positions during his 11 year tenure at Sprint Nextel Corporation, including Senior Vice President of Product Development, Device Planning and Operations, Vice President of Sales and Distribution Operations, and several other leadership roles.

“We are excited to welcome Mr. Adib to the Board of Directors at Westell Technologies,” said Richard Gilbert, Chairman and Chief Executive Officer of Westell. “Mr. Adib is a well-known, product and marketing visionary with a history of successfully driving change. His extensive experience and unique acumen will be strong assets to our Board.”

Mr. Adib previously served on the board of directors of Mindspeed Technologies, which was sold in 2013. He has also been recognized in numerous publications, including Fierce Wireless, Fortune, CNET, and others.

About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a leading provider of intelligent site management, in-building wireless, cell site optimization, and outside plant solutions focused on innovation and differentiation at the edge of telecommunication networks, where end users connect.  The comprehensive set of products and solutions the Company offers enable telecommunication service providers, cell tower operators, and other network operators to reduce operating costs and improve network performance.  With millions of products successfully deployed worldwide, the Company is a trusted partner for transforming networks into high quality, reliable systems.  For more information, please visit www.westell.com.

For additional information, contact:
Tom Minichiello
Chief Financial Officer
Westell Technologies, Inc.
+1 (630) 375-4740
TMinichiello@westell.com